UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2012

RED MOUNTAIN RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-54444	27-1739487
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 900, Dallas, Texas	75201
(Address of Principal Executive Offices)	(Zip Code)

(214) 871-0400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

EXPLANATORY NOTE

This Amendment to the Current Report on Form 8-K dated February 7, 2012 and filed on February 8, 2012 (the “Original Report”) is being filed solely to clarify that, upon the appointment of Hilda D. Kouvelis as the Chief Accounting Officer of the Company (as defined below), Ms. Kouvelis became the Company’s principal financial officer, as well as its principal accounting officer. Except as set forth in the preceding sentence, there has been no substantive change to the disclosure in the Original Report.

Item 1.01	Entry into a Material Definitive Agreement.

The information included in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 of this Current Report on Form 8-K to the extent required.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, Red Mountain Resources, Inc. (the “Company”) appointed Hilda D. Kouvelis as Chief Accounting Officer and entered into an employment agreement with Ms. Kouvelis, as a result of which Ms. Kouvelis became the principal financial officer and the principal accounting officer of the Company.

The agreement provides for Ms. Kouvelis to receive a base salary of $170,000 per year and expires on January 31, 2015. Pursuant to the employment agreement, Ms. Kouvelis is entitled to receive an annual performance bonus based on performance objectives and parameters to be determined by the board. Ms. Kouvelis is also entitled to receive an initial stock option grant in an amount to be determined by the board with a value of not less than $42,500. Neither the performance objectives and parameters nor the size of the initial stock option grant have been determined yet, but both are required by the agreement to be determined by December 31, 2012. Pursuant to the employment agreement, Ms. Kouvelis is also eligible for annual discretionary bonus awards and equity grants as determined by the Company’s board.

The agreement provides that if Ms. Kouvelis is terminated by the Company without “Cause” or by Ms. Kouvelis for “Good Reason”, she will be entitled to receive all accrued payments owed to her under the agreement through the date of termination plus a lump sum payment equal to the lesser of six months of her base salary or the base salary for the remainder of the term. “Cause” is generally defined in the agreement as a conviction of Ms. Kouvelis of any felony or a crime involving moral turpitude, Ms. Kouvelis’ willful and intentional failure or refusal to follow instructions of the board of directors, a material breach in the performance of Ms. Kouvelis’ obligations under the agreement and the violation of Ms. Kouvelis of any of the Company’s policies. "Good Reason" is generally defined in the agreement as a material reduction in Ms. Kouvelis’ salary or benefits or duties or responsibilities under the agreement or the relocation of her work location to a location more than 50 miles from her current location.

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Under the agreement, Ms. Kouvelis is prohibited from disclosing confidential information about the Company and she has agreed not to compete with the Company during the term of her employment and for six months thereafter.

Ms. Kouvelis, 49 years old, has more than 25 years of industry accounting and finance experience. From January 2005 until June 2011, she was employed with Transatlantic Petroleum Ltd., a vertically integrated, international oil and gas company engaged in the acquisition, exploration, development and production of crude oil and natural gas, serving as its chief financial officer from January 2007 until April 2011 and as its vice president from May 2007 to April 2011. She also served as its controller from 2005 to January 2007. Since leaving Transatlantic Petroleum in June 2011, she has been a private consultant advising on accounting matters and acquisitions. From November 2007 to May 2008, Ms. Kouvelis served as chief financial officer of Sky Petroleum Inc., a company that makes direct property acquisitions and/or funds exploration or development of oil and natural gas properties for others, and Southern Star Energy Inc., an exploration stage company engaged in the acquisition, exploration and exploitation of prospective oil and gas properties. From 2001 to 2004, Ms. Kouvelis served as controller for Ascent Energy, Inc., an oil and natural gas exploration and development company. From 1998 to 2000, Ms. Kouvelis served as controller for International Operations at PetroFina S.A.'s headquarters in Brussels, Belgium. Ms. Kouvelis began her career with FINA, Inc. where she held various positions in accounting and finance, including controller and treasurer. Ms. Kouvelis received a B.B.A. in accounting from Angelo State University and an M.B.A. from the University of Dallas. Ms. Kouvelis is a licensed Certified Public Accountant.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment agreement, dated February 7, 2012, between Red Mountain Resources, Inc. and Hilda D. Kouvelis (previously filed).

99.1	Press release dated February 8, 2012 (previously filed).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2012	RED MOUNTAIN RESOURCES, INC.

	By:	/s/ Alan W. Barksdale
Alan W. Barksdale Chief Executive Officer

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